As filed with the Securities and Exchange Commission on April 24, 2026
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BLOOMIN’ BRANDS, INC. (Exact name of registrant as specified in its charter)

Delaware	20-8023465
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2202 North West Shore Boulevard, Suite 500
Tampa, Florida 33607
(Address of Principal Executive Offices) (Zip Code)

Amended and Restated Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan
(Full title of the plan)

Kelly Lefferts
Executive Vice President and Chief Legal Officer
Bloomin’ Brands, Inc.
2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607
(Name and address of agent for service)

(813) 282-1225
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒ Accelerated filer ☐ Non-accelerated filer ☐
Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Bloomin’ Brands, Inc. (the “Company”) previously filed a Registration Statement on Form S-8 (Registration No. 333-286697) registering the issuance of 11,314,000 shares of the Company’s common stock under the Bloomin’ Brands, Inc. 2025 Omnibus Incentive Plan (the “2025 Plan”).

On April 22, 2026, the Company’s shareholders approved an amendment and restatement of the 2025 Plan that, among other things, increased the number of shares of the Company’s common stock that may be issued under the 2025 Plan by 4,965,000 shares. The amendments also eliminated provisions allowing for the shares that are surrendered to, or withheld or reacquired by, the Company in connection with the exercise of options or stock appreciate rights, to become available again for future grants; added a default provision that may apply in the event of a change of control specifying the treatment of performance based awards depending on whether the performance period had expired at the time of such change in control; and prohibited a non-executive chairperson from receiving awards having a grant date Fair Market Value, together with any cash fees paid for services rendered for such year as a non-employee Director, that would be in excess of $750,000 in total value.

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 is being filed by the Company for the purpose of registering the issuance of an additional 4,965,000 shares of the Company’s common stock under the 2025 Plan. The content contained in the Company’s Registration Statement on Form S-8 (Registration No. 333-286697) is hereby incorporated by reference pursuant to General Instruction E and updated to the extent provided below.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(1) The Registrant’s Annual Report on Form 10-K filed with the Commission on February 25, 2026 (File No. 001-35625);

(2) The Registrant’s Current Reports on Form 8-K filed with the Commission on February 12, 2026, February 13, 2026 (File No. 001-35625) and April 24, 2026 (File No. 001-35625); and

(3) The description of the Registrant’s capital stock contained in Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 26, 2023 filed with the SEC on May 2, 2023 (File No. 001-35625).

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant is governed by the Delaware General Corporation Law, or DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The Registrant’s amended and restated bylaws authorize the indemnification of its officers and directors, consistent with Section 145 of the Delaware General Corporation Law, as amended. The Registrant has also entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Registrant to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including advancement of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person’s services as a director or executive officer.

Pursuant to Section 102(b)(7) of the DGCL, the Registrant’s certificate of incorporation contains a provision eliminating the personal liability of a director or officer for violations of the director’s fiduciary duty, except (i) for any breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions, (iv) for any transaction from which a director or officer derived an improper personal benefit, or (v) the liability of an officer in any action by or in the right of the corporation.

The Registrant maintains customary policies of insurance that provide coverage (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description
4.1
Fifth Amended and Restated Certificate of Incorporation of Bloomin’ Brands, Inc. (filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed on April 19, 2023 and incorporated herein by reference)

4.2	Fourth Amended and Restated Bylaws of Bloomin’ Brands, Inc. (filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed on April 19, 2023 and incorporated herein by reference)
4.3	Form of Common Stock Certificate (filed as Exhibit 4.1 to Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-180615), filed on July 18, 2012 and incorporated herein by reference)
4.4
Amended and Restated Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan (filed as Appendix A to the Registrant’s Proxy Statement on Schedule 14A for its 2026 Annual Meeting (File No. 001-35625), filed on March 3, 2026 and incorporated herein by reference)

5.1	Opinion of Baker & Hostetler LLP
23.1	Consent of Baker & Hostetler LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (included on the signature page)
107	Filing Fee Table

Item 9. Undertakings

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on April 24, 2026.

Bloomin’ Brands, Inc.

By:	/s/ Michael L. Spanos
Name:	Michael L. Spanos
Title:	Chief Executive Officer
(Principal Executive Officer)
POWER OF ATTORNEY
We, the undersigned officers and directors of Bloomin’ Brands, Inc., hereby severally constitute and appoint Michael L. Spanos, Eric Christel and Kelly Lefferts, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Michael L. Spanos	Chief Executive Officer and Director	April 24, 2026
Michael L. Spanos	(Principal Executive Officer)

/s/ Eric Christel	Executive Vice President and Chief Financial Officer	April 24, 2026
Eric Christel	(Principal Financial Officer)

/s/ Philip Pace	Senior Vice President, Chief Accounting Officer	April 24, 2026
Philip Pace	(Principal Accounting Officer)

/s/ R. Michael Mohan	Director and Chairman of the Board	April 24, 2026
R. Michael Mohan

/s/ James L. Dinkins	Director	April 24, 2026
James L. Dinkins

/s/ David George	Director	April 24, 2026
David George

/s/ Colleen Keating	Director	April 24, 2026
Colleen Keating

/s/ Julie Kunkel	Director	April 24, 2026
Julie Kunkel

/s/ Rohit Lal	Director	April 24, 2026
Rohit Lal

/s/ John J. Mahoney	Director	April 24, 2026
John J. Mahoney

/s/ Melanie Marein-Efron	Director	April 24, 2026
Melanie Marein-Efron